Exhibit 77Q3-2

Registrant Name: Sound Shore Fund, Inc.

File Number: 811-4244
Registrant CIK Number: 0000764157
Item 15

Because the electronic format for filing Form N-SAR does not provide appropriate space for responding to Item 15, information on custodian and subcustodian arrangements of each Series of the Trust is set forth below. In addition, the same information on custodian and subcustodian arrangements has been manually input in the space provided by Item 15 as follows:

Subcustodian:
Deutsche Bank       Input for Sound Shore Fund, Inc. on Form N-SAR (filed for
                       year ended 12/31/2002)

                                  ATTACHMENT A

Custodian:
Forum Trust,LLC

Pursuant to a Custodial Services Agreement, dated April 20, 1999 (the "Agreement") between the Fund and Forum Trust, LLC, a limited liability company organized under the laws of the State of Maine and doing business as a nondepository trust company, Forum Trust, LLC is named as custodian of the Fund. The agreement, however, authorizes Forum Trust, LLC to enter into a Master Subcustodian Agreement as agent of the Fund and provides, among other things, that all assets of the Fund and instructions be delivered by the Fund only to Bankers Trust or other subcustodian (as defined in the agreement).